Exhibit 10.6

                   Employment Agreement with Barry Goldsammler

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                              EMPLOYMENT AGREEMENT

      EMPLOYMENT AGREEMENT dated as of the 13th of October, 2000 between BARRY GOLDSAMMLER (the "Employee"), and RETURN ASSURED INCORPORATED, formerly Hertz Technology Group, Inc., a Delaware corporation (the "Company").

      1. Period. Subject to the terms and conditions hereof, the term of employment of Employee under this Agreement shall be for the period (the "Employment Period") commencing on the effective date of the merger (the "Merger") of Return Assured Incorporated, a Nevada Corporation, with a wholly owned subsidiary of the Company (the "Commencement Date") and terminating on the expiration of one (1) year from such date, unless sooner terminated by the death of Employee or as provided in Paragraphs 5, 6 or 7 hereof.

      2. Duties and Responsibilities. The Company shall employ Employee and Employee accepts such employment as Chief Financial Officer of the Company during the Employment Period. Employee shall serve as Chief Financial Officer and perform services consistent with his title and experience subject to direction by the Board of Directors and Chief Executive Officer of the Company. During the Employment Period, Employee shall devote most of his business time to Company's business and shall perform his duties in a diligent, trustworthy, loyal and businesslike manner, it being understood that Employee shall not be required to work hereunder more than Seven hours a day Monday through and including Thursday of each week.

      3. Compensation and Benefits.

      (a) Employee's compensation shall consist of base compensation at the annual rate of $125,000 payable in 26 equal payments.

      (b) Employee shall be entitled to such increase in base compensation or bonuses as and when determined by the Board of Directors.

      (c) Except as otherwise provided herein, Employee shall be entitled to participate, to the extent he qualifies, in any bonus or other incentive compensation, profit-sharing or retirement plans, life or health insurance plans or other benefit plans maintained by the Company, upon such terms and conditions as are made available to executives of the Company, generally. Employee shall also be entitled to the use of an automobile of the type currently made available to him by the Company and all related expenses such as repair, maintenance, gas, insurance and parking. In lieu of receiving medical insurance, the Employee may elect to take in cash the cost of the premiums that would otherwise be payable by the Company for such insurance.

      (d) Employee shall be entitled to reimbursement of all reasonable, ordinary and necessary business related expenses incurred by him in the course of his duties including a cell phone, computer and use of a DSL line at speed of 1.54mb at his home.

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      (e) Employee shall be entitled to five full weeks of paid vacation during each calendar year. Employee shall be entitled to have any part of his unused vacation time paid by the Company.

      4. Stock Options. Employee is currently holding of options to purchase an aggregate of 156,667 shares of the Common Stock of the Company at the exercise price and for the escrow periods reflected in Schedule A attached hereto. The Company shall modify such options so that they shall vest immediately upon the Merger and continue to be exercisable by Employee on the same terms and conditions except that they shall remain exercisable until the expiration of the exercise period irrespective of whether Employee remains an employee of the Company.

      5. Termination in Case of Death or Total Disability. In case of a Total Disability, which for this purpose shall mean that as a result of illness or injury, Employee is unable substantially to perform his duties hereunder for a period of at least two hundred and seventy (270) consecutive days, the Company may terminate Employee's employment hereunder upon giving Employee at least thirty (30) days' written notice of termination; provided, however, that if Employee is eligible to receive disability payments pursuant to the disability insurance policy paid for by the Company, Employee shall assign such benefits to the Company for all periods as to which he is receiving full payment under this Agreement. If Company fails to maintain such Disability Insurance, it would be liable to continue and pay Employee base compensation for a period of 12 months. In case of a death, the Company will pay Employee's beneficiary an amount equal to his than yearly basic compensation. Company may elect to have Employee covered by Life Insurance equal to 110% of his base compensation at the Commencement date.

      6. Other Termination by the Company.

      (a) The Company may terminate Employee's employment for Cause (as defined in sub-paragraph (b) below); provided, however, that the Company shall not terminate this Agreement for reasons set forth in Section 6(b)(i) unless the Company shall first have delivered to Employee a notice which specifically identifies such Cause and Employee shall not have cured the same within hundred and twenty (120) days after receipt of such notice (the "Cure Period").

      (b) "Cause" shall mean (i) a material breach by Employee of the terms, covenants, agreements or representations set forth herein, or (ii) Employee willingly engaging in misconduct which is materially injurious to the Company.

      7. Termination by Employee for "Good Reason". Employee may terminate his employment for "Good Reason" if:

      (a) He is assigned, without his express written consent, any duties inconsistent with his positions, duties, responsibilities, authority and status with the Company as of the date hereof, or a change in his reporting responsibilities or titles as in effect as of the date hereof; or

      (b) His compensation or benefits are reduced or full payment delayed or interrupted for more than 2 weeks.

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      8. Liquidated Damages. It is understood that (i) if Employee shall elect to terminate his employment for a Good Reason (as defined above) or (ii) his employment is terminated by the Company otherwise than as provided in Section 5 and 6, Employee will suffer damages, which will be difficult to calculate. Consequently, in the event of a termination of Employee's employment for either of these reasons, Employee shall be entitled by way of liquidated damages and not as a penalty to receive a single lump sum payment in an amount equal to the amount of the basic compensation payments under Section 3(a) that, but for his termination of employment under this Section 8, would have been payable to Employee for the remainder of the Employment Period.

            The Company shall make such payment to Employee within fifteen (15) days following his termination of employment for the reason set forth in this
Section 8. Employee shall not be required to mitigate the amount of any payment provided in this Section 8 nor shall the amount payable under this Section be reduced by any compensation earned by Employee after the date of his termination of employment.

      9. Confidentiality.

      (a) Employee agrees that during the Employment Period or at any time thereafter he will not, directly or indirectly, use for his own benefit or for the benefit of any third party, or reveal or cause to be revealed to any person, firm, entity or corporation, any Confidential Information (as defined herein) which relates to the Company or its customers. Confidential Information shall include, but not be limited to, trade secrets, supplier lists, customer lists, intellectual property and any other information, whether or not proprietary, which relates to the business of the Company and which otherwise is not considered to be public information; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter (i) information not proprietary to the Company, (ii) information which is then in the public domain, or (iii) information required to be disclosed by law.

      (b) Employee acknowledges that a violation of any of the covenants contained in this section 9 may cause irreparable injury to the Company and that the Company will be entitled, in addition to any other rights and remedies it may have, to injunctive relief; provided, however, that nothing contained herein constitutes a waiver by Employee of his rights, and the rights to contest the existence of any such violation of such covenants.

      (c) In the event the covenants contained in this section 9 should be held by any court or other duly constituted judicial authority to be void or otherwise unenforceable in any particular jurisdiction or with respect to any particular activity, then such covenants so affected shall be deemed to have been amended and modified so as to eliminate there from the particular jurisdiction or activity as to which such covenants are so held to be void or otherwise unenforceable, and, as to all other jurisdictions and activities covered hereby, the terms and provisions hereof shall remain in full force and effect.

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      10. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, their personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      11. Notice. Any notice, request, instruction or other document to be given hereunder by any party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If to the Company

addressed to:          Return Assured Incorporated
                       885 West Georgia, Suite 2240
                       Vancouver, B.C., Canada V6C 3E8
                       Attn: Matthew Sebal

With a copy to:        Kaplan Gottbetter & Levenson, LLP
                       630 Third Avenue
                       New York, New York 10017
                       Attn: Adam Gottbetter, Esq.

If to Employee to:     Barry Goldsammler
                       9 Mellon Avenue
                       West Orange, NJ 07052

With a copy to:        Morse, Zelnick, Rose & Lander, LLP
                       450 Park Avenue
                       New York, NY 10022
                       Attn: Howard L. Weinreich, Esq.

      12. Governing Law; Change or Termination. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in New York, and may not be changed or terminated orally.

      13. Validity. The invalidity or unenforceability of any provision of this Agreement in any respect shall not affect the validity or enforceability of such provision in any other respect or of any other provision of this Agreement, all of which shall remain in full force and effect.

      14. Amendment and Waiver.

      (a) This agreement may not be amended or waived except in a writing executed by the party against which such amendment or waiver is sought to be enforced. No course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or

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amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

      (b) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

      IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed and delivered as of the date first hereinabove written.

                                       RETURN ASSURED INCORPORATED


                                       By: /s/ MATTHEW SEBAL
                                           -------------------------------------
                                           Matthew Sebal
                                           Chief Executive Officer


                                       /s/ BARRY GOLDSAMMLER
                                       -----------------------------------------
                                           BARRY GOLDSAMMLER